Exhibit 10.40

Teamshare Incentive Program

I.         Definitions

As used in this document:

“Applicable Base Pay” shall mean the eligible employee’s annual salary (or hourly rate, where applicable) plus shift differential, subject to adjustment based on all other eligibility requirements and administrative rules.

“Committee” shall mean the [Compensation and Human Capital Management] Committee of the Board of Directors (or any successor committee with oversight of executive compensation).

“Dollar General” or the “Company” means Dollar General Corporation and its subsidiaries (excluding [DolgenMX, S.A. de C.V. and any other DG Mexico subsidiaries]).

“Eligible Employee” shall mean those employees meeting all of the criteria set forth in (a) through (c) of Section IV below.

“IRS” refers to the Internal Revenue Service.

“Merit Effective Date” shall mean [April 1] of the applicable performance period or, if later, the applicable date of the annual merit increase (e.g., for the [year] Teamshare program, the Merit Effective Date for salaried employees is [April 1, [year]]).

“Performance Period” refers to the [year] fiscal year from [first day of fiscal year] through [last day of fiscal year].

“Senior Officers” shall include all officers at or above the level of Senior Vice President.

“Teamshare” shall mean this [year] Teamshare Incentive Program as established by the Committee.

II.        Teamshare Overview

The Committee has established the terms of Teamshare set forth herein, which provides each Eligible Employee an opportunity to receive a cash bonus payment equal to a certain percentage (or hours, where applicable) of his or her Applicable Base Pay based upon Dollar General’s achievement of one or more pre-established financial performance measures for a specified Performance Period.  When more than one financial performance measure is selected, the Committee determines the applicable weight to be assigned to each of the selected measures.

The Committee establishes target and maximum performance levels and, when the performance target level does not function as the threshold performance level, threshold performance levels for each selected performance measure. No Teamshare payout may be made unless the threshold performance level (which may be the target performance level) is achieved for the applicable performance measure. The amount payable to each Eligible Employee if the Company reaches the target performance level(s) is equal to a specified percentage (or hours, where applicable) of the Eligible Employee’s Applicable Base Pay, subject to adjustment for performance and an individual maximum, in each case as discussed under Section IV below.  Teamshare payments for financial performance below (when applicable) or above the applicable target levels are prorated on a graduated scale, subject to any threshold level and the maximum limit.

For Eligible Employees that are also eligible to participate in the CDP, the Teamshare payment may be deferred in accordance with a written election by the participant in accordance with the terms of the Company’s CDP/SERP Plan, as such Plan may be amended and/or restated from time to time.

III.       [[Year] Teamshare Program

For the [year] Teamshare program, the Committee selected and determined the weightings of two independent financial performance measures used in determining the target payout, [80%] of which is based on [earnings before interest and taxes, as adjusted for certain items (“Adjusted EBIT”)], and [20%] of which is based on [net sales (“Net Sales”)]. The Committee also established the [year] financial performance goals for such financial performance metrics. In determining the level of performance the Company has achieved for the [Adjusted EBIT] performance measure at year end, certain categories of items previously identified by the Committee may be excluded from the calculation. [Target and maximum] performance results for [Adjusted EBIT] coincide with potential Teamshare payout levels equal to [100% and 200%] of individual payout targets, respectively (as a percentage or hours, where applicable, of the Eligible Employee’s Applicable Base Pay), and [threshold and maximum] performance results for [Net Sales] coincides with potential Teamshare payout levels equal to [50% and 200%] of individual payout targets, respectively (as a percentage or hours, where applicable, of the Eligible Employee’s Applicable Base Pay).

For purposes of the [year] Teamshare program, [Adjusted EBIT shall mean the Company’s Operating Profit as calculated in accordance with United States generally accepted accounting principles, but excluding the impact of: (a) any costs, fees and expenses directly related to the consideration, negotiation, preparation, or consummation of any asset sale, merger or other transaction that results in a Change in Control (within the meaning of the Dollar General Corporation 2021 Stock Incentive Plan) of the Company or any offering of Company common stock or other security; (b) disaster-related charges; (c) any LIFO provision, which exclusion shall be limited to 3% of fiscal year-end consolidated inventory balance, or LIFO benefit, which exclusion shall be limited to 3% of fiscal year-end consolidated inventory balance; and (d) unless the Committee disallows any such item, (i) any unusual unplanned item or event which individually exceeds $30 million; (ii) any unbudgeted loss which individually exceeds $1 million as a result of the resolution of a legal matter; (iii) any unplanned loss or gain which individually exceeds $1 million related to the implementation of accounting or tax legislative changes or changes in federal, state or local wage or benefit mandates; and (iv) any unplanned loss or gain of a non-recurring nature which individually exceeds $1 million, provided that the combined amount of (d)(ii), (iii), and (iv) equals or exceeds loss(es) or gain(s) of $10 million.]

For purposes of the [year] Teamshare program, [Net Sales shall mean the Company’s net sales calculated in accordance with U.S. generally accepted accounting principles.]]

IV.      Determination of Bonuses

(a)	Eligibility to Participate in Teamshare:
i.

[An active U.S. regular, full-time or part-time store support center (SSC) (excluding any employee who is eligible to participate in the Dollar General Media Network Sales Incentive Plan), field employees (excluding store employees, field hourly employees, and those eligible for the retail incentive plan), distribution center (DC) salaried, truck drivers, or international Dollar General Global Sourcing (DGGS) employees of the Company] during the Performance Period.

ii.	Hired by [January 15, [year]].
iii.

Employed with the Company through [last day of fiscal year] and, unless otherwise required by law, on the date on which the Teamshare payment is made, in each case unless the employee dies after the beginning of the Performance Period and prior to the date on which the Teamshare payment is made (in which case the estate of such employee will be eligible to receive the Teamshare payment, prorated if applicable pursuant to Sections V(b) and V(c)).

(b)	Eligibility to Receive Bonus Payout:

If the Company achieves at least the threshold (or target, if serving as the threshold) financial performance level of either financial performance measure, each employee who meets the requirements set forth in IV(a) above, will become eligible to receive a bonus payout; provided, however, that any salaried employee who fails to comply with the Code of Business Conduct and Ethics during the fiscal year shall not be deemed eligible to receive a bonus payout regardless of his or her performance rating.

(c)	Adjustments to Bonus Payouts to Eligible Employees:

If an employee is determined to be eligible to receive a bonus payout in accordance with the eligibility rules outlined immediately above, adjustments to the bonus payout may be made only as follows, subject to Section V below:

i.

Bonuses for Eligible Employees shall be calculated based on results of the selected financial performance measures versus the pre-established targets and weightings, but may be adjusted upward or downward based upon individual performance or other factors as determined by management, except only the Committee may approve such upward or downward adjustments for any Senior Officer or related party.

ii.	In no event may an individual payout exceed [$10.0 million].

iii.	In no event may the aggregate amount paid under Teamshare, taking into account all allowable adjustments, exceed the earned bonus pool.
(d)	CEO Discretion to Distribute Unallocated Funds:

Bonuses that are not allocated out of the earned bonus pool are subject to distribution at the discretion of the Chief Executive Officer of the Company, except that only the Committee may authorize the distribution of any unallocated bonus amounts to any Senior Officer or related party.

V.	Administrative Rules
(a)	Each Eligible Employee’s Teamshare payout is computed as a percentage (or hours, where applicable) of the Applicable Base Pay.
(b)

The Applicable Base Pay used for Teamshare from the beginning of the Performance Period to the Merit Effective Date will be the Eligible Employee’s base pay as of the Merit Effective Date. However, Teamshare payouts will be prorated for an Eligible Employee’s death after the beginning of the Performance Period, based on the number of days the Eligible Employee was employed by the Company during the Performance Period, and/or to account for changes to an Eligible Employee’s position, pay, individual target, shift differential, part-time or full-time status, and active or inactive status that occur during the Performance Period, based on the number of days the applicable element applies during the Performance Period.

(c)	Teamshare payouts will be prorated to exclude leaves of absence during the Performance Period (unless otherwise required by law).
(d)

Teamshare payouts will be made no later than [April 15] of the year following the fiscal year in which financial performance is measured (e.g., the [year] Teamshare program payouts, if any, will be made no later than [April 15, [year]]).

(e)

Teamshare information is proprietary and confidential. Employees are reminded that they may not disclose Teamshare information relating to the Company’s financial goals or performance. Such disclosure may result in disciplinary action, up to and including termination. The Company reserves the right to adjust, amend or suspend Teamshare at any time for any reason, including, but not limited to, unforeseen events.

(f)

No member of the Committee or the Board of Directors, and no officer, employee or agent of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or employee, or, except in circumstances involving bad faith, for anything done or omitted to be done in administration of Teamshare.

(g)

Eligible Employees who terminate from the Company and are rehired during the same Performance Period will be incentive eligible from the date of rehire, unless the employee is rehired within 30 days from the date of termination. Service will be bridged for persons who are re-employed by the Company within 30 days or less.  Employees who are rehired after 30 days forfeit any incentive amount earned during the fiscal year prior to termination (unless otherwise required by state law).

VI.       Tax and Other Withholding Information

The IRS considers incentive payments as supplemental wages.  In accordance with IRS guidelines, the Company will withhold federal income taxes at the supplemental rate (currently established at [22%] for supplemental wages of [$1 million] or less).  In addition, this payment will be subject to applicable social security, Medicare, state and local taxes. Voluntary deductions (e.g., health insurance, 401k, etc.) will not be deducted from this amount.  Where required by law, specific garnishments (e.g., child support) may be deducted, as appropriate, from this amount.  Certain state laws require incentive payments be held for up to [30 days] after the check date pending review of applicable child support garnishments.  After the Company receives notification from the state child support agencies regarding whether part or all of the impacted employee’s incentive payment should be paid toward child support, the Company will pay any remaining incentive funds with the next regular payroll.

VII.      Clawback

As a condition of receiving payment of an award under Teamshare, each participant’s rights, payments, and benefits with respect to such award shall be subject to any reduction, cancellation, forfeiture or recoupment, in whole or in part, upon the occurrence of certain specified events, as may be required by the Securities and Exchange Commission or any applicable national exchange, law, rule or regulation or as set forth in a separate “clawback” or recoupment policy as may be adopted from time to time by the Company’s Board of Directors or the Committee, including but not limited to the Company’s Amended and Restated Incentive Compensation Recovery Policy (as may be amended or replaced from time to time).